For Immediate Release

                                                 Date:    February 2, 2005

                                                 Contact: Ellie King
                                                          Assistant Secretary
                                                          630 Godwin Avenue
                                                          Midland Park, NJ 07432
                                                          201-444-7100



                                  PRESS RELEASE

                STEWARDSHIP FINANCIAL CORPORATION REPORTS RECORD
                   EARNINGS FOR YEAR ENDING DECEMBER 31, 2004



Midland Park, NJ - February 2, 2005 - Stewardship Financial Corporation (OTC:SSFN), parent company of Atlantic Stewardship Bank, announced today net income earned for the year ended December 31, 2004, of $3.8 million, or $1.15 basic net income per share, an increase of 10.2% and 8.5% in net income and basic net income per share respectively, as compared to net income of $3.5 million or $1.06 per share for the year ended December 31, 2003.

Diluted income per share was $1.14 for the year ended December 31, 2004, an increase of 9.6% over the diluted income per share of $1.04 for the year ended December 31, 2003.

Net income for the quarter ended December 31, 2004, increased by 16.9% to $1.0 million from $881,000 for the same three-month period in 2003. Basic and diluted earnings per share for the quarter ended December 31, 2004, were $0.31 and $0.30 compared to $0.27 and $0.26, respectively for the same period in 2003.






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




Press Release - Midland Park NJ
Stewardship Financial Corporation continued        __________________

Net income per share data has been restated to reflect a 5% stock dividend paid in the fourth quarter of 2004.

Paul Van Ostenbridge, President and Chief Executive Officer of both Stewardship Financial Corporation and Atlantic Stewardship Bank, stated, "We are pleased to report our strongest earnings ever for the year ending December 31, 2004. We continue to report strong loan origination activity in most of our loan markets. In the fourth quarter of 2004, we introduced our new Ideal Checking Account and our Sterling NOW Account which we believe will contribute to deposit growth in 2005."

Stewardship Financial Corporation's total assets reached $424.3 million at December 31, 2004, compared to $401.8 million at December 31, 2003, a growth of 5.6%. Total deposits were $356.9 million at December 31, 2004, compared to $341.5 million a year ago, an increase of 4.5%. Total stockholders' equity increased 12.2% to $30.5 million at December 31, 2004, compared to $27.1 million a year ago.

Stewardship Financial Corporation is the parent company for Atlantic Stewardship Bank, which has banking offices in Midland Park, two branches in Hawthorne, Pequannock, Ridgewood, Waldwick; and three branches in Wayne, New Jersey. The Bank is planning on relocating its Waldwick Office to a free standing branch offering Drive-up facilities and safe deposit boxes to better serve customers. Atlantic Stewardship Bank, opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing ten percent of its pre-tax profits to Christian and local charitable organizations. Atlantic Stewardship Bank is celebrating its 20th anniversary in 2005. Visit our website at www.asbnow.com.


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




                        Stewardship Financial Corporation
                              Financial Highlights
                                   (unaudited)
                     (In thousands, except per share data)




                                               Year Ended            Three Months Ended
                                               December 31,             December 31,

                                            2004         2003         2004        2003
                                          -----------------------------------------------
Selected Operating Data:
Total interest income                     $21,152      $18,915      $ 5,509      $ 4,978
Total interest expense                      4,785        4,591        1,207        1,166
                                          -----------------------------------------------
Net interest income before provision
     for loan loss                         16,367       14,324        4,302        3,812
Provision for loan loss                       540          425          150          110
                                          -----------------------------------------------
Net interest income after provision
     for loan loss                         15,827       13,899        4,152        3,702
Noninterest income                          2,726        2,894          698          639
Noninterest expense                        12,501       11,394        3,218        2,971
                                          -----------------------------------------------
Income before income tax expense            6,052        5,399        1,632        1,370
Income tax expense                          2,204        1,908          602          489
                                          -----------------------------------------------
Net income                                $ 3,848      $ 3,491      $ 1,030      $   881
                                          ===============================================

Basic earnings per share                  $  1.15      $  1.06      $  0.31      $  0.27
Diluted earnings per share                $  1.14      $  1.04      $  0.30      $  0.26



                                               At December 31,
                                              2004          2003
                                            --------      --------
Selected Financial Data:
Total assets                                $424,306      $401,768
Total loans, net of deferred loan fees       296,208       261,664
Allowance for loan losses                      3,299         2,888
Total deposits                               356,918       341,538
Stockholders' equity                          30,460        27,149


                                              At or for the year ended
                                                     December 31,
                                                  2004         2003
                                              -----------   -----------
Selected Financial Ratios:
Annualized return on average assets (ROA)           0.95%        0.97%
Annualized return on average equity (ROE)          13.48%       13.68%
Tier 1 capital to total assets                      8.83%        8.50%
Book value per share                           $    9.05    $    8.58

     All share data has been restated to include the effect of a 3 for 2 stock split paid July 1, 2003 and a 5% stock dividend paid November 15, 2004 and 2003.